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                                  EXHIBIT 10.7

                         POST CLOSING AGREEMENT BETWEEN
                      THE COMPANY AND MEYBOHM REALTY, INC.

                              CROWELL & CO., INC.


                             POST-CLOSING AGREEMENT

   This Agreement made 24th day of May 1995, between Crowell & Co., Inc., a corporation organized and existing under the laws of the State of Georgia, hereinafter referred to as "Seller," and Meybohm Realty, Inc., a corporation organized and existing under the laws of the State of Georgia, hereinafter referred to as "Buyer or Meybohm Realty" and Otis L. Crowell, an individual hereinafter referred to as "Broker".

   The parties recite and declare:

   WHEREAS, The Seller owns and conducts a Residential Real Estate Brokerage business under the firm name of Crowell & Co., Inc., in the Central Savannah River Area, which encompasses Aiken and Edgefield Counties, South Carolina as well as Richmond, Columbia, and Burke Counties, Georgia; and

   WHEREAS, Crowell & Co., Inc., among other business units, also maintains a commercial real estate brokerage business and a land development business which is not involved or contemplated to be transferred by this agreement; and

   WHEREAS, That the agreement for sale of a business between the parties is specifically limited to the sale of the Residential Real Estate Brokerage business of Crowell & Co., Inc.; and

   WHEREAS, Seller previously used its Residential Real Estate Brokerage

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business to market properties developed by it's land development division; and

   WHEREAS, Seller desires in the future to utilize exclusively the services of Meybohm Realty to sell and market land developed by the Crowell & Co., Inc.;

   The following is the post-closing agreement of the parties.

                                  SECTION ONE
                                  DEFINITIONS

   As used hereunder the terms are defined as follows:

   1. Crowell & Co., Inc., Agents: Any and all Residential Real Estate Agents
      ---------------------------
who are presently with Crowell & Co., Inc., and join Meybohm Realty, Inc., as of the effective date of closing.

   2.   Net Company Dollar: Money earned by Meybohm Realty, Inc., from
        ------------------
the closing of a real estate transaction through the direct effort of a Crowell & Co., Inc., agent, after payment of both the listing and selling agents commission, any applicable bonus, any referral fees and any and all monies paid to Crowell & Co., Inc., pursuant to Section Five, paragraph a, infra. For
                                                               ------
clarity purposes examples are attached hereto and integrated into this agreement.

   3.  Gross Company Dollar:  Money earned by Meybohm Realty, Inc.,
       --------------------
from the closing of a real estate transaction, through the direct effort of a Crowell & Co., Inc., agent after payment of either a selling and/or listing agents commission, any applicable bonus and any referral fees. For clarity purposes examples are attached hereto and integrated into this agreement.

   4.  Effective Date of Closing: June 1, 1995.
       --------------------------

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     5.  Listing:  Shall include not only listings transferred to Meybohm
         --------
Realty, Inc., on the effective date of the agreement, but also any re-listing agreement of a listing agreement transferred to Meybohm Realty for which the listing agreement does not expire for a period of more than thirty [30] days, and the re-listing agreement is with a Crowell & Co., Inc., agent.

                                  SECTION TWO
                  NO ASSUMPTION OF LIABILITIES AND INDEMNITY

     1. The Buyer assumes no responsibility for any other debts or liabilities of Seller or of the Business.

     2. Meybohm Realty, Inc., promises and agrees, that in consideration of the mutual covenants, representations and warranties contained herein and in further consideration of the receipt of assets and contractual rights from the seller will indemnify, hold harmless and repay Crowell & Co., Inc., its officers and/or directors, including but specifically not limited to Otis L. Crowell both in his representative and individual capacity and/or his executors, administrators, successors and assigns, for all claims, damages, costs and expenses that such they may hereafter be required by law to pay because of any and all injury, loss, damage or expense sustained by the them, arising out of this sale and which arise from this post-closing agreement.

     3. Crowell & Co., Inc., promises and agrees that, in consideration of the mutual covenants, representations and warranties contained herein and in further consideration of the receipt of the payments made and to be made as outlined herein and in the bill of sale will indemnify, hold harmless and repay Meybohm Realty, Inc., its officers, directors, agents, or otherwise, employees, directors, and shareholders,

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including but specifically
not limited to E. G. Meybohm both in his representative and individual capacity and/or his executors, administrators, successors and assigns, for all claims, damages, costs and expenses that such they may hereafter be required by law to pay because of any and all injury, loss, damage or expense sustained by the them, arising out of this sale and which arise from this post-closing agreement.

                                 SECTION THREE
                            COVENANT NOT TO COMPETE

        1. [a] Seller and Broker each agree that they will not, directly or indirectly as corporation, individual, partner, shareholder, director, officer, executor, administrator, trustee, or employee, participate in the residential real estate brokerage business in Aiken and Edgefield Counties of the State of South Carolina, and Richmond, Columbia, and Burke Counties of the State of Georgia for a period of three [3] years from the date of this Agreement.


   [b] Seller and Broker each further agree, recognize and acknowledge that the Buyer's business is a specialized business, requiring special skill and training and such knowledge is a very valuable part of such Buyer's business whether such knowledge is held by the Seller and Broker, its business and in the event of a breach of any part of this Agreement by the Seller or Buyer and each acknowledge that the remedy at law for any violation or threatened violation of this Agreement would be inadequate and the Corporation shall be entitled to injunctive or other equitable relief without the necessity of proving actual damages should the Seller or Buyer breach or threaten breach of this Agreement. Nothing herein shall be construed as prohibiting the Corporation from pursuing any other remedies available to the Corporation for such breach or threatened breach, including recovery of damages from the Seller or Buyer, jointly and severally.

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   2. If any portion of this section is held to be unreasonable, arbitrary, or against public policy, this paragraph shall be considered divisible as to time, geographic area, or prohibited activities, and it is furthered agreed that at such time period, geographic area or activities which are determined to be reasonable, non-arbitrary and not against public policy may be enforced against Seller and Broker.


                                 SECTION FOUR
           EXCLUSIVE MARKETING AGREEMENT FOR RESIDENTIAL DEVELOPMENT

Crowell & Co., Inc., agrees that Meybohm Realty, Inc., will be its exclusive
marketing agent for any Residential developments which it may undertake.    The
exclusive marketing agreement may be re-evaluated by either party after July 1, 1997.

                                 SECTION FIVE
                                 CONSIDERATION

   In consideration for the transfer of the above residential real estate brokerage business and the Exclusive Marketing agreement Meybohm Realty agrees to pay Crowell & Co. as follows:

   a) Thirteen and thirty-three hundredths [13.33%] percent of Crowell & Co. agents earnings for contracts entered into within twelve [12] months from the effective date of closing and closed.

   b)  i)  Twenty percent [20%] of Net Company Dollar earned by Meybohm

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Realty, Inc. on all listings transferred from Crowell & Co. to Meybohm Realty on the effective date of closing for which contracts are entered into within twelve [12] months from the effective date of closing, and Meybohm Realty pursuant to Section Five, paragraph a), supra, pays a fee to Crowell & Co., Inc., on both
                            -----
the listing and sales side of a transaction; or

   ii) Twenty percent [20%] of the Gross Company Dollar earned by Meybohm Realty, Inc. on all listings transferred from Crowell & Co. to Meybohm Realty on the effective date of closing for which contracts are entered into within twelve [12] months from the effective date of closing, and Meybohm Realty pursuant to Section Five, paragraph a), supra, pays a fee to Crowell & Co., Inc., on only
                            -----
the listing side of a transaction.

   Payments due to seller from production by Crowell & Co., Inc., agents and closing of listings will be payable on the tenth day of each month following the month for which said earnings are earned.

  e) Meybohm Realty as the exclusive marketing agent for residential development of the Seller will pay, on July 1, 1996, to Crowell & Co., Inc., eight hundred dollars ($800.00) per lot sold and closed from June 1, 1995, to June 31, 1996, by or on behalf of Crowell & Co., Inc., or its related entities, up to the total sum of Sixty Thousand Dollars [$60,000.00]. Also, Meybohm Realty as the exclusive marketing agent for residential development of the Seller will pay on July 1, 1997, to Crowell & Co., Inc., eight hundred dollars ($800.00) per lot sold and closed from July 1, 1996, to June 31, 1997, by or on behalf of Crowell & Co., Inc., or its related entities, up to the total sum of Sixty Thousand Dollars [$60,000.00]. Meybohm Realty, Inc.'s, liability shall not exceed sixty thousand dollars ($60,000) per year.

                                  SECTION SIX
                          SURVIVAL OF THIS AGREEMENT

    All representations, warranties and agreements contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing.
                                 SECTION SEVEN
                                  ARBITRATION

    All disputes arising under this Agreement or related to this sale [other than claims in equity] shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be by a single arbitrator experienced in the matters at issue and selected by the Indemnitor Representative and Purchaser in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall be held in such place in Augusta, Georgia, as may be specified by the arbitrator [or any place agreed to by the Indemnitor Representative, the Purchaser and the arbitrator]. The decision of the arbitrator shall be final and binding as to any matters submitted under this Agreement; provided, however, if necessary, such decision and satisfaction procedure may be enforced by either the Indemnitor Representative or the Purchaser in any court of record having jurisdiction over the subject matter or over any of the parties to this Agreement. All costs and expenses incurred in connection with any such arbitration proceeding [including reasonable attorneys fees] shall be borne by the party against

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which the decision is rendered, or, if no decision is rendered, such costs and expenses shall be borne equally by the Indemnitor as one party and the Indemnitee as the other party. If the arbitrator's decision is a compromise, the determination of which party or parties bears the costs and expenses incurred in connection with any such arbitration proceeding shall be made by the arbitrator on the basis of the arbitrator's assessment of the relative merits of the parties' positions.

                                 SECTION EIGHT
                             RECORDS AND THE LIKE

   All records, customer' lists, correspondence, all files and advertising materials, and data relating to the residential real estate brokerage business are included in the sale.

                                 SECTION NINE
            CONTINUATION OF BUSINESS RELATIONSHIP BEYOND AGREEMENTS

   The parties recognize that in making this agreement the compatibility of the organizations. It is the intent of both organizations that the business relationship as formally outlined in the above agreement will continue beyond the expiration of any written agreements.

                                  SECTION TEN
                                 MISCELLANEOUS

   1. This agreement is the result of negotiations between the two parties and interpretation, construction, and enforcement of this Agreement shall be governed by the laws of the State of Georgia.

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   2. Crowell & Co., Inc., shall have the right upon reasonable notification, to review records material to performance under this agreement.

   3. This Post-Closing Agreement, the bill of sale, the sub-lease agreement, the settlement statement shall constitute the sole, entire agreement between the parties, and no modification of the documents shall be binding unless signed by all effected parties.

   4. The parties to this agreement hereby further represent, covenant and warrant that the signatures hereinafter appearing is that of someone authorized to execute this Agreement and is genuine.

   In witness whereof, the parties have executed this agreement on the 24th day of May, 1995.


Buyer:                                 Seller:
MEYBOHM REALTY, INC.                   CROWELL & CO., INC.

By: E.G. Meybohm                       By: Otis L. Crowell
AS:  President                         AS:  President


Otis L. Crowell, Individually

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